Exhibit 99.1

VERMILLION ANNOUNCES RELISTING ON NASDAQ

Fremont, Calif. – July 6, 2010 – Vermillion, Inc. (VRML.PK), a molecular diagnostics company, today announced that The NASDAQ Stock Market LLC has approved its application for the relisting of its common stock on The NASDAQ Global Market. The Company’s shares will begin trading on The NASDAQ Global Market when the market opens on Tuesday, July 6, 2010 under the symbol “VRML”.

“We are extremely pleased to resume trading on NASDAQ. In the first six months of the year, Vermillion has accomplished a number of significant tasks that very few companies successfully attain — beginning with the Company’s receipt of confirmation of its Plan of Reorganization in January and culminating today with the Company’s relisting on NASDAQ,” said Gail S. Page, CEO and Chairperson of the Board of Directors of Vermillion. “These accomplishments reflect the financial and operational progress we have achieved in recent quarters and speak directly to the fundamental strengths of Vermillion’s core business.”

“With today’s announcement of Vermillion’s relisting on NASDAQ, we expect to provide our shareholders with enhanced market maker support, more efficient access to institutional investors and investment capital, improved liquidity and greater visibility for the Company within the investment community — all part of our strategy to increase shareholder value,” said Sandra A. Gardiner, Vice President and Chief Financial Officer.

Vermillion will host a market update call in August upon the filing of its Quarterly Report on Form 10-Q for the second quarter ended June 30, 2010. Conference call details will follow.

About Vermillion

Vermillion, Inc. is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has diagnostic programs in oncology, hematology, cardiology and women’s health. Vermillion is based in Fremont, California. Additional information about Vermillion can be found on the Web at www.vermillion.com.

About OVA1™

OVA1™ is a qualitative serum test that combines the results of five immunoassays into a single numerical score. It is indicated for women who meet the following criteria: over age 18, ovarian adnexal mass present for which surgery is planned, and not yet referred to an oncologist. The test utilizes five well-established biomarkers - Transthyretin (TT or prealbumin), Apolipoprotein A-1

(Apo A-1), ß2-Microglobulin (ß2 2M), Transferrin (Tfr) and Cancer Antigen 125 (CA 125 II) - and a proprietary FDA-cleared software device to determine the likelihood of malignancy in women with pelvic mass for whom surgery is planned. OVA1™ is a trademark of Vermillion Inc.

Forward-Looking Statement

Certain matters discussed in this press release contain forward-looking statements that involve significant risks and uncertainties, including statements regarding Vermillion’s plans, objectives, expectations and intentions. These forward-looking statements are based on Vermillion’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Vermillion notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. There are no guarantees that Vermillion will succeed in its efforts to commercialize ovarian cancer or OVA1™ diagnostics products in 2010 or during any other period of time. Factors that could cause actual results to materially differ include but are not limited to: (1) uncertainty in obtaining intellectual property protection for inventions made by Vermillion; (2) unproven ability of Vermillion to develop, and commercialize diagnostic products based on findings from its disease association studies; (3) uncertainty as to whether Vermillion will be able to obtain any required regulatory approval of its future diagnostic products; (4) uncertainty of market acceptance of its OVA1™ diagnostic test or future diagnostic products, including the risk that its products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for its products from third party payers such as private insurance companies and government insurance plans; (5) uncertainty that Vermillion will successfully license or otherwise successfully partner with third parties to commercialize its products; (6) uncertainty whether the trading in Vermillion’s stock will become significantly less liquid; and (7) other factors that might be described from time to time in Vermillion’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of this report, and Vermillion expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Vermillion’s expectations or any change in events, conditions or circumstances on which any such statement is based, unless required by law. In addition, any financial information presented in this press release is unaudited and subject to adjustment following Vermillion’s internal review and quarterly processes as well as annual audit.

SOURCE Vermillion, Inc.

Sue Carruthers

scarruthers@vermillion.com

Tel: 510 673 9006